Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-190038 February 20, 2015

Free Writing Prospectus

Field Pursuant to Rule 433

Registration No. 333-190038

February 20, 2015

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Midstream MLPs are either master limited partnerships or limited liability companies organized in the United States that trade on certain U.S. exchanges and that are classified in the Midstream Oil &

Gas category or Liquid Petroleum & Natural Gas Shippers category according to the Bloomberg Industry Classification System®.

An investment in the Barclays OFI SteelPath MLP ETNs (the “ETNs”)

involves significant risks, including possible loss of principal and may not be suitable for all investors. For a description of the main risks,

see “Risk Factors” in the applicable prospectus supplement and pricing supplement. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal

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protection. The ETNs are speculative and may exhibit high volatility.

The ETNs are subject to certain investor fees, which will have a negative effect on the value of the ETNs. Owning the ETNs is not the same as owning interests in the index constituents or a security directly linked to the performance of the Barclays OFI SteelPath

Midstream MLP Index (the “Index”). The Index was launched on

April 15, 2014 and has very limited historical performance data.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this

communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR

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on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. OppenheimerFunds Distributor, Inc. ("OFDI"), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETN. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC. "OFI SteelPath", "OFI Global Asset Management", the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the "Index Selection Agent") or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index.

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BARCLAYS

“Barclays” is a trademark of Barclays Bank PLC. © 2015 Barclays

Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the

permission, of their respective owners. NOT FDIC INSURED. NO

BANK GUARANTEE. MAY LOSE VALUE.

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NOTICE

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